CERTIFICATE

      The undersigned, Treasurer of SMITH BARNEY AGGRESSIVE GROWTH FUND INC. (the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 14,805,603 shares of common stock, par value $.01 per share, the sales of which are reported in the Fund's Rule 24f-2 Notice covering the fiscal year ended August 31, 1995 and that the facts otherwise stated in such Notice are true.


                                   Lewis E. Daidone
                                   Treasurer

Dated:         October 31, 1995